EXHIBIT 10.11

FIRST AMENDED AND RESTATED
FORBEARANCE AGREEMENT AND
FOURTH AMENDMENT TO LOAN AGREEMENT

This First Amended and Restated Forbearance Agreement and Fourth Amendment to Loan Agreement, dated December 8, 2009, is among Johnson Bank (the “Bank”), Jefferson Electric, Inc. (“Borrower”), Thomas Klink (“Guarantor”) and Diane M. Klink (“Diane Klink,” and together with the Borrower and Guarantor, the “Borrower Parties”).

RECITALS

WHEREAS, Bank and Borrower are parties to that certain Loan and Security Agreement dated January 2, 2008, as amended by the Amendment to Loan and Security Agreement dated January 29, 2008, Second Amendment to Loan and Security Agreement dated May 2, 2008 and Third Amendment to Loan and Security Agreement dated December 3, 2008 (as amended, the “Loan Agreement”); and

WHEREAS, Borrower is in material default under the Loan Agreement, including, but not limited to, failure to pay the Obligations at maturity; and

WHEREAS, Borrower has informed Bank that it is pursuing certain alternatives for recapitalizing the Borrower and increasing Borrower’s profitability; and

WHEREAS, Bank is entitled to exercise its rights and remedies upon default, including but not limited to its right to demand payment of the Obligations and realize on its collateral for the Obligations; and

WHEREAS, the Borrower Parties and Lender are parties to a certain Forbearance Agreement and Fourth Amendment to Loan Agreement dated August 28, 2009 (the "Forbearance Agreement"), pursuant to which Lender agreed to forbear from exercising its rights and remedies through December 31, 2009, subject to the terms and conditions set forth in such agreement; and

WHEREAS, the Borrower Parties have requested that the Bank forbear for an additional period of time beyond December 31, 2009; and

WHEREAS, the Bank and the Borrower Parties desire to amend and restate the Forbearance Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.      Definitions.  (a)  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

(b)           As used herein and in the Loan Agreement as amended hereby, the following terms shall have the following meanings:

 “Additional Advance Amount” means $700,000; provided that such amount shall be reduced to $0.00 on the earliest of (i)December 15, 2009 if Borrower has not as of such date met the requirements of Sections 6(c)(i) and 6(c)(ii) hereof or (ii) the date of Borrower’s receipt of the Recapitalization Funds.

“Excluded Mexican Inventory” means Borrower’s Inventory that is located in Mexico.

“Forbearance Event of Default” means (a) Bank obtaining knowledge of or the occurrence of any default or Event of Default under the Loan Agreement not now known to Bank, (b) any default or Event of Default under the Loan Agreement now known to Bank increasing in scope or magnitude, or (c) the occurrence of any default under this Agreement.

“Recapitalization Funds” means amounts received by Borrower as a result of the transactions contemplated by Section 6(a) hereof.

2.      Interest Rate on the Revolving Note.  Section 2.3.1 of the Loan Agreement is amended in its entirety to read as follows:

“2.3.1           Interest Rate on the Revolving Note.  The interest rate hereunder on the Revolving Note shall be equal to 8.00% per annum.

3.      Collateral-Obligation Ratio.  Section 2.6.2 of the Loan Agreement is amended in its entirety to read as follows:

“2.6.2           the sum of (i) Fifty percent (50%) of Qualified Inventory at cost (determined in accordance with GAAP) or wholesale market value, whichever is lower, plus (ii) the Additional Advance Amount; less”

4.      Borrowing Base Certificates.  Section 5.1.3 of the Loan Agreement is amended in its entirety to read as follows:

“5.1.3           On Monday of each week, based on Qualified Accounts and Qualified Inventory figures as of the end of the day on the prior Friday, and at such other times as requested by Bank, a report in the form of the attached Exhibit A, or as otherwise required by Bank, reflecting the Collateral-Obligation Ratio, showing the value of the Collateral without the Excluded Mexican Inventory, together with such information relating to the Collateral as Bank may request, certified by an authorized signatory of Borrower.”

5.      Prepayment Premium.  If, on or before March 31, 2010, Borrower pays the Obligations in full and in good funds and the Revolving Credit Facility is terminated, Bank shall waive the prepayment premium set forth in section 2.9 of the Loan Agreement.

6.      Additional Covenants.  Borrower and Guarantor shall comply with the following covenants:

(a)           Recapitalization.  Borrower shall diligently pursue recapitalization of the Borrower and (i) on or before September 30, 2009, provide Lender with a pro forma showing proposed use of the funds received in such recapitalization, including payment of amounts satisfactory to Bank on the Revolving Note, (ii) on or before December 31, 2009, provide Bank with a copy of a letter of intent from a proposed investor who is satisfactory to Bank reflecting an intent to make a contribution of equity to Borrower in the amount of at least $3,000,000 on terms and conditions satisfactory to Bank, and (iii) on or before March 31, 2010, close on such transaction, obtain additional cash equity in the amount of at least $3,000,000 and make payment on the Revolving Note in the amount of not less than $700,000.   Upon payment of the $700,000 to Bank as required in this section 6(a), on and after the date of such payment, Borrower must be in compliance with Section 2.6 of the Loan Agreement as amended hereby, calculated with the Additional Advance Amount at $0.

(b)           Additional Notices.  Borrower shall notify Bank promptly, and in any event within one business day, if Borrower, in its good faith judgment, at any time believes that Borrower will not be able to close in its recapitalization on or before March 31, 2010.

(c)           Mexican Documentation.

(i)           Borrower shall and Borrower and Guarantor shall cause Nexus Magnéticos de Mexico, S. de R.L. de C.V. to execute and deliver to the Bank, on or before December 15, 2009, a pledge agreement for all of Borrower's assets located in Mexico (the "Pledge Agreement"), in order to perfect and protect the Bank's interest in the property of Borrower and its affiliates that may from time to time be located in Mexico.; and

(ii)           On or before January 15, 2010, Borrower and Guarantor shall [1] pay all fees, costs and expenses in connection with the formalization of the Pledge Agreement before a Mexican notary public and its registration  before the Public Registry of Commerce in Reynosa, Tamaulipas and [2] cause the deed issued by such notary public to be properly filed for registration with the Public Registry of Commerce in Reynosa, Tamaulipas.

(d)           Inventory Levels.  Borrower shall at all times limit the amount of inventory located in Mexico to the amount reasonably necessary for the operation of Borrower’s business.  Without limitation of the foregoing, Borrower shall not at any time transfer any inventory to Mexico (i) if Borrower is not in compliance with Section 2.6 of the Loan Agreement as amended hereby or if such transfer will cause Borrower to be out of compliance with Section 2.6 of the Loan Agreement as amended hereby, or (ii) if after such transfer the value of inventory located in Mexico will exceed $1,600,000.

(e)           Facility Fee.  In addition to all other amounts owing by Borrower to Bank, Borrower shall pay to Bank a facility fee of $25,000.00 (the “Facility Fee”).  The Facility Fee shall be deemed to have been fully earned and owing to Bank upon execution of the Forbearance Agreement.  The Facility Fee shall be due and payable on the earlier of the Forbearance Termination Date (as defined below) or the date of payment in full of the Obligations and termination of the Revolving Credit Facility.

(f)           Debt Service.  Borrower shall maintain for each fiscal month of Borrower, commencing June, 2009, a ratio of (i) Borrower’s Net Cash Flow, to (ii) the sum of Borrower’s required principal payments, plus interest expense, of at least 1.0 to 1.0.

7.        Defaults; No Waiver.  Material Events of Default have occurred under the Loan Agreement and are continuing.  Bank has agreed that, subject to the terms hereof, notwithstanding the existing defaults known to Bank, Bank will forbear from exercising its rights and remedies and continue to advance funds under the Revolving Credit Facility prior to the earlier of March 31, 2010 or the occurrence of any Forbearance Event of Default, provided that Bank shall not at any time be required to advance any amount in excess of the amount permitted to be advanced under Section 2.6 of the Loan Agreement as amended hereby.  Bank does not waive any Events of Default.  Bank’s agreement to forbear under this Agreement shall terminate on the earlier of (a) March 31, 2010, or (b) the occurrence of any Forbearance Event of Default (the earlier to occur of the foregoing, the "Forbearance Termination Date").  Borrower expressly acknowledges that subject to the terms of the Loan Agreement as amended hereby, Bank has agreed to forbear exercising its rights and remedies until the earlier of March 31, 2010 to occurrence of any Forbearance Event or Default, but in any event, Bank has not agreed to, and is not obligated to, continue to provide financing to Borrower beyond such date.

8.        Effect of this Agreement on Loan Documents.  Except as amended hereby, the Loan Documents remain in full force and effect.

9.        Effect of this Agreement on Guaranty.  Guarantor hereby consents to this Agreement, and Guarantor hereby ratifies  his Guaranty of the Obligations and all documents by which any of them has granted collateral for any such Guaranty or any Obligations.

10.      Effect of this Agreement on Mortgage.  Guarantor and Diane Klink hereby ratify the Real Estate Mortgage securing the Obligations dated December 3, 2008 (the "Klink Mortgage").  In the event Borrower and Guarantor timely satisfy, to the satisfaction of Bank, the conditions set forth in sections 6(c)(i) and 6(c)(ii) of this Agreement, Bank shall release the Klink Mortgage.

11.      Release of Bank.  Borrower acknowledges that its obligations under the Loan Documents exist and are enforceable in accordance with their terms.  Each of the Borrower Parties, for themselves and all of their respective past and present principals, officers, directors, members, shareholders, employees, affiliated entities, guarantors, heirs, successors and assigns and all persons acting by, through, under, or in concert with any of them (the “Releasing Parties”) do hereby release and discharge Bank and all of the Bank’s officers, directors, managers, employees, successors, predecessors, and assigns (each a "Released Party")), of and from any and all manner of action or actions, cause or causes of action, suits, claims, counterclaims, demands, and expenses (including attorneys’ fees and costs) whatsoever in law or equity, whether known or unknown, which they have had, now have, or may in the future have against any Released Party arising out of or relating to any act or omission by Bank or any other Released Party, on or before the date of this Agreement.

12.      Conditions Precedent.  This Agreement shall not be effective until (a) it shall have been executed and delivered by the parties hereto and (b) Bank shall have received from Borrower a copy, certified by the secretary of Borrower to be true and correct and in full force in effect on the date hereof, of the resolutions Borrower's board of directors authorizing the execution and delivery of this Agreement and all documents required to be executed and delivered in connection herewith.

13.      Attorneys’ Fees.  The Borrower agrees to pay all reasonable attorneys’ fees of Bank relating to the Forbearance Agreement or this Agreement and all amendments, modifications and supplements thereto, which attorneys' fees shall be due and payable on the earlier of (a) the Forbearance Termination Date or (b) the date of payment in full of the Obligations and termination of the Revolving Credit Facility.

14.      Law Governing.  This Agreement shall be governed by the laws of the State of Wisconsin.

15.      Binding Effect.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

16.      Amendment and Restatement.  The Forbearance Agreement is amended, restated and superseded by this Agreement.

17.      Execution in Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

18.      Electronic and Facsimile Signatures.  Electronic or facsimile copies of any party's signature hereto shall be deemed effective execution of this Agreement by such party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BANK:

JOHNSON BANK

By:	/s/ Kelly Foster
Kelly Foster

BORROWER PARTIES:

JEFFERSON ELECTRIC, INC.

By:	/s/ Thomas Klink
Thomas Klink, President

/s/ Thomas Klink
Thomas Klink, an individual

/s/ Diane M. Klink
Diane M. Klink, an individual